                                            Filed pursuant to Rule No. 424(b)(3)
                                                           File Number 333-59246

PROSPECTUS SUPPLEMENT NO. 3
(TO PROSPECTUS DATED JULY 25, 2001)

                                 $1,479,258,000
                              CENDANT CORPORATION
   ZERO COUPON SENIOR CONVERTIBLE CONTINGENT DEBT SECURITIES (CODES) DUE 2021
           AND CD COMMON STOCK ISSUABLE UPON CONVERSION OF THE CODES

    This prospectus supplement supplements the prospectus dated July 25, 2001 of Cendant Corporation, as supplemented August 1, 2001 and August 16, 2001 relating to the sale by certain of our securityholders (including their pledges, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests) of up to $1,479,258,000 aggregate principal amount at maturity of CODES and the shares of CD common stock issuable upon conversion of the CODES. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

    The table of selling securityholders contained in the prospectus is hereby amended to add the entities who are named below as selling securityholders:

                                            AGGREGATE                        NUMBER OF
                                         PRINCIPAL AMOUNT                   SHARES OF CD   PERCENTAGE OF
                                          AT MATURITY OF    PERCENTAGE OF   COMMON STOCK    SHARES OF CD
                                            CODES THAT          CODES         THAT MAY      COMMON STOCK
NAME                                       MAY BE SOLD       OUTSTANDING     BE SOLD(1)    OUTSTANDING(2)
----                                     ----------------   -------------   ------------   --------------
Arkansas Teachers Retirement System....      5,975,000             *           199,565           *

Banc of America Securities LLC.........      9,555,000             *           319,137           *

Baptist Health of South Florida........        773,000             *            25,818           *

BNP Paribas Equity Strategies, SNC.....     47,402,000          3.20%        1,583,227           *

Boston Museum of Fine Art..............         82,000             *             2,739           *

Engineers Joint Pension Fund...........        745,000             *            24,883           *

Enterprise Convertible Securities
  Fund.................................        239,000             *             7,983           *

Innovest Finanzdienstleistungs.........        901,000             *            30,093           *

Lumbermens.............................      1,038,000             *            34,669           *

Motion Picture Industry................        866,000             *            28,924           *

Nicholas Applegate Convertible Fund....      2,283,000             *            76,252           *

Nicholas Applegate Investment Grade
  Convertible..........................         22,000             *               735           *

Physicians Life........................        589,000             *            19,673           *

San Diego City Retirement..............      1,430,000             *            47,762           *

San Diego County Convertible...........      2,890,000             *            96,526           *

Screen Actors Guild....................        799,000             *            26,687           *

Wake Forest University.................      1,158,000             *            38,677           *

Writers Guild..........................        468,000             *            15,631           *

Wyoming State Treasurer................      1,610,000             *            53,774           *

    Additionally, the following represents updated information regarding the selling securityholders listed in the selling securityholder table in the prospectus:

                                            AGGREGATE                        NUMBER OF
                                         PRINCIPAL AMOUNT                   SHARES OF CD   PERCENTAGE OF
                                          AT MATURITY OF    PERCENTAGE OF   COMMON STOCK    SHARES OF CD
                                            CODES THAT          CODES         THAT MAY      COMMON STOCK
NAME                                       MAY BE SOLD       OUTSTANDING     BE SOLD(1)    OUTSTANDING(2)
----                                     ----------------   -------------   ------------   --------------
Global Bermuda Limited Partnership.....    $ 4,500,000             *           150,300              *

McMahan Securities Co. L.P.............    $    33,000             *             1,102              *

------------------------

*   Less than one percent (1%).

(1) Assumes conversion of all of the holder's CODES at a conversion rate of
    33.40 shares of CD common stock per $1,000 principal amount at maturity of the CODES. This conversion rate is subject to adjustment, however, as described under "Description of the CODES--Conversion Rights". As a result, the number of shares of CD common stock issuable upon conversion of the CODES may increase or decrease in the future. Does not include shares of CD common stock that may be issued by us upon purchase of CODES by us at the option of the holder.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 857,074,916 shares of CD common stock outstanding as of June 30, 2001. In calculating this amount for each holder, we treated as outstanding the number of shares of CD common stock issuable upon conversion of all of that holder's CODES, but we did not assume conversion of any other holder's CODES. Does not include shares of CD common stock that may be issued by us upon purchase of CODES by us at the option of the holder.

    Investing in the CODES or shares of CD common stock involves risks that are described in the "Risk Factors" section beginning on page 5 of the prospectus.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this prospectus supplement is August 24, 2001.